Exhibit 99.1

STAAR Surgical Q4 2020 Earnings Call Transcript

Date: February 24, 2021

CORPORATE PARTICIPANTS

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Patrick F. Williams, Chief Financial Officer, STAAR Surgical

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical

OTHER PARTICIPANTS

Chris Cooley, Analyst, Stephens, Inc.

Anthony Petrone, Analyst, Jefferies LLC

Andrew Brackmann, Analyst, William Blair & Co. LLC

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Ryan Zimmerman, Analyst, BTIG LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good afternoon, ladies and gentlemen, and welcome to the STAAR Surgical Fourth Quarter 2020 Financial Results Conference Call. [Operator Instructions]

I would now like to turn the conference over to your host, Mr. Brian Moore, Vice President, Investor, Media Relations and Corporate Development. Please go ahead, sir.

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical Co.

Thank you, operator, and good afternoon, everyone. Thank you for joining us on this STAAR Surgical conference call this afternoon to discuss the company's financial results for the fourth quarter and the fiscal year ended January 1, 2021. On the call today are Caren Mason, President and Chief Executive Office; and Patrick Williams, Chief Financial Officer. The press release of our fourth quarter results was issued just after four p.m. Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that, during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on the judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future

Exhibit 99.1

performance. A table reconciled in the GAAP information to the non-GAAP information is included in today's press release.

Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then requeue with any follow-ups. We thank everyone in advance for their cooperation with this process.

And with that, I would now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Brian. Good afternoon everyone and thank you for joining us on today’s call.  The fourth quarter and fiscal 2020 results we reported today are consistent with our January 11 pre-announcement, and represent yet another year of record results, increased consumer awareness, and growing surgeon commitment to our proprietary EVO Visian family of implantable Collamer lenses.

The COVID-19 global pandemic challenged our generally high levels of growth, particularly in the first half of 2020. However, for the second half of 2020 we were able to meet the original sales targets we entered the year with prior to the global pandemic taking hold in late January. 2020 demonstrated the continuing momentum of the industry shift towards our lens-based solutions for patients seeking visual freedom. In addition, in 2020 we launched a new presbyopic lens, EVO Viva™, made progress towards introducing our EVO family of lenses in the U.S., and introduced new programs to increase customer engagement. Our 2020 performance confirms our position as a consistent and rapidly growing innovative leader in the refractive industry.

Turning now to the fourth quarter, ICL unit growth in the fourth quarter continued the rebound we saw in the third quarter as more of our markets more fully reopened. We achieved strong growth in several markets including: China up 17%; Japan up 52%; Germany up 28%; APAC distributor markets up 71%; and Latin America up 26%, all as compared to the prior year quarter.

We also saw a significant sequential improvement in India during the fourth quarter where ICL units, on a year-over-year basis, were down just 10% in the fourth quarter of 2020 as compared to down 55% in the third quarter. The Middle East remained our most challenged market due to COVID-19 during the fourth quarter.

For fiscal year 2020 ICL units were up 11% as compared to the prior year. Our positive ICL unit growth must be considered in the context of the global pandemic and also the total market for refractive procedures. Industry reports estimate a decline of 21% in total refractive industry procedures in 2020 as compared to the prior year.  The chasm between STAAR’s positive ICL unit growth rate and the decline in total refractive industry procedures demonstrates that we are continuing to capture market share.  Therefore, while our growth in certain markets remains impacted by COVID-19, our enthusiasm for even brighter days ahead is bolstered by solid second half results in 2020 and a solid start to 2021.

Our strategic imperative remains to position our EVO ICL family of implantable lenses as a transformational pathway to Visual Freedom for patients seeking a life independent of glasses and frequent replacement contact lenses. Our strategies support the transformation to a lens-based future for refractive vision correction and should allow STAAR to capture a disproportionate share of the 5.8

Exhibit 99.1

million annual refractive procedures that industry market reports project in 2025. Today and as we look ahead, we are laying the foundation for a STAAR that can grow from selling hundreds of thousands of lenses per year to millions of lenses per year, through increasing consumer awareness, surgeon commitment, new product introductions and appropriate investments to scale the company consistent with our significant growth opportunity.

I will briefly touch on each of these areas to illustrate our focus and commitment.

First, we have increasing evidence that our multi-channel consumer awareness and marketing activities, globally, are showing positive results. Where we promote the exceptional desirability of our EVO ICL family of lenses to consumers, we see greater enthusiasm among consumers on social media, more visits by consumers to our doctor finder and higher ICL unit growth, including in China, Japan, Korea and Germany to name a few. EVO Visian ICL patient-influencers, from television/music personalities to everyday people, are creating meaningful interactions with their followers on various social media platforms such as TikTok, Little Red Book and Instagram that result in these followers becoming prospective patients. Our investment in consumer marketing is supported by marketing research that shows 40-point plus upticks in ICL interest in key markets when consumers understand the advantages of our ICL lenses – including removability, no dry eye syndrome, and excellent night vision. This same marketing research shows a 60-point increase in interest among U.S. consumers.

Second, we are gaining increasing surgeon commitment with our lenses, which is supported by clinical validation. 2020 is the first year STAAR sold more lower diopter lenses, between -0.5 and -10, than higher diopter lenses between -10 and -20. Our opportunity with surgeons includes training and certifying more refractive surgeons globally and also increasing the number of ICL lenses implanted by currently certified surgeons. Increasing lens utilization remains a significant growth opportunity for STAAR as surgeons can move from implanting tens of lenses per year to hundreds or even thousands, as we’ve seen in certain Asian markets.

Turning to a third strategic priority, which is introducing our innovative products to large and new markets globally, we are continuing the controlled rollout of our EVO Viva™ presbyopia lens in Europe. The initial commercial surgeons are implanting the Viva lens while gaining valuable insights for delighting patients at each distance - near, intermediate and far. These insights will be part of the EVO Viva Playbook of best practices that we will share with certified surgeons during full commercialization of the lens, expected in the second half of 2021. In the coming weeks we will add more surgeons as part of our phased rollout of the Viva lens.

In the U.S. we have implanted all patients in the study for our EVO family of myopia lenses and follow-up is being conducted per the trial protocol. Our plan remains to submit the data to the FDA for marketing approval in late April. We will provide an update on the status of our submission and any other details when appropriate and permitted. The U.S., as the #2 market in the world for refractive procedures, has long been a market where we looked forward to introducing our family of EVO lenses. We believe we remain on track, pending FDA approval, to introduce our EVO lenses to the U.S. market in the fourth quarter of this year.

Finally, we continue moving forward with scaling the company to meet increasing demand and position STAAR to sell millions of lenses in the future. Capital investments include the following: establishment of our EVO manufacturing operations in Nidau, Switzerland and our advanced presbyopia Viva™ lens

Exhibit 99.1

manufacturing facility in Lake Forest, CA; also expanding capacity of our Monrovia manufacturing facility. Operating Investments include scaling our revenue-generating sales and marketing teams and programs. We have recently added key hires to the U.S. sales team and will continue to support our growth in China with additional in-country STAAR account executives. We will also invest in marketing programs in geographies that can demonstrate strong returns by driving higher levels of ICL unit growth.

Before turning the call over to Patrick, let me conclude my prepared remarks by welcoming two new members to the STAAR Board of Directors, Dr. Elizabeth Yeu and Dr. Peony Yu who joined the Board, as previously announced, on January 21st. I would also like to thank retiring Board member, John Moore, for his more-than-decade of service to STAAR.

Patrick…

Patrick F. Williams - Chief Financial Officer, STAAR Surgical Co.

Thank you, Caren, and good afternoon everyone.

Total net sales for Q4 2020 were $46.0 million, up 18% as compared to the $38.9 million of Net Sales in Q4 2019 and down 2% on a sequential basis from Q3 2020. The year-over-year increase in Net Sales was attributable to the growth Caren highlighted earlier. The sequential decrease in sales was due to the moderate seasonality in our business. As a reminder to our investors and analysts, Q1 and Q4 have historically represented our seasonally lowest quarters and thus, we continue to believe Q1 2021 will be slightly down from our Q4 2020 results.

In terms of product mix, ICL sales represented 87% of total company net sales for the fourth quarter of 2020 and Other Products represented 13% which is consistent with recent trends.

Gross profit for Q4 2020 was $34.3 million, or 74.6% of net sales, as compared to gross profit of $28.8 million, or 74.1% of net sales for Q4 2019, and $34.9 million or 74.1% of net sales for Q3 2020. The 50 basis point increase in Gross Margin, as compared to Q4 2019, is primarily due to geographic sales mix, partially offset by inventory reserves taken on certain lower margin IOL products which are being discontinued, and manufacturing projects. The sequential increase in gross margin from the third quarter is due to sales mix, partially offset by inventory reserves taken on certain lower margin IOL products which are being discontinued. We expect Q1 and fiscal year 2021 gross margin to be similar or slightly up from our Q4 2020 results.

Moving down the income statement, total operating expenses for Q4 2020 were $30.2 million as compared to $26.5 million in Q4 2019 and $30.0 million for Q3 2020.

Taking a closer look at the components of operating expenses, G&A expense for Q4 2020 was $9.5 million compared to $7.9 million for Q4 2019 and $8.6 million for Q3 2020.  The year over year increase in G&A is due to increased salary-related costs, variable compensation, corporate insurance and facilities costs. The increase from Q3 2020 was due to increased variable compensation, corporate insurance and salary-related costs. We expect G&A dollars for 1Q 2021 to be slightly higher than Q4 2020 and to continue at a similar level of absolute dollars each quarter for the balance of 2021.

Exhibit 99.1

Selling and Marketing expense was $11.8 million for Q4 2020 compared to $11.2 million for Q4 2019 and $12.6 million for Q3 2020. The increase in Selling and Marketing expense from the prior year was due to increased salary-related costs and advertising and promotional expenses, partially offset by decreased travel, sales meetings and trade show expenses, and the decrease from Q3 2020 was due to decreased advertising and promotional expense, partially offset by increased salary-related costs and variable compensation. We expect Selling and Marketing as a percent of sales to represent approximately 33% of sales for the first quarter and the full year of 2021 as the company makes appropriate investments in scaling the company consistent with Caren’s comments earlier.

Research and development expense was $9.0 million in Q4 2020 compared to $7.4 million for Q4 2019 and $8.8 million for Q3 2020. The increase in research and development expenses, as compared to the prior year quarter, was primarily due to increased clinical expenses associated with our EVO clinical trial in the U.S. and increased variable compensation. The slight sequential increase in R&D is due to an increase in salary-related costs, partially offset by lower clinical spending. We expect quarterly R&D for 2021 to remain similar to Q4 2020 in absolute dollars, which would yield leverage on R&D as a percentage of a higher level of anticipated sales.

Operating income in Q4 2020 was $4.1 million or 8.8% of Net Sales as compared to $2.3 million or 6.0% of Net Sales for Q4 2019. The 280-basis point year-over-year expansion in operating margin is due to leverage on fixed and variable operating expense during the quarter.

Net income in Q4 2020 was $3.3 million or $0.07 per diluted share compared to net income of $6.4 million or $0.14 per share in Q4 2019. The lower net income in the fourth quarter of 2020, as compared to the prior year quarter is due to a higher provision for income taxes as the result of $0.07 per share tax benefit from our 2019 tax valuation allowance release.

On a non-GAAP basis, adjusted net income for Q4 2020 was $6.8 million or $0.14 per diluted share compared to adjusted net income of $5.5 million or $0.12 per diluted share in Q4 2019. A table reconciling the GAAP information to the non-GAAP information is included in today’s financial release.

Turning now to our balance sheet. Our cash and cash equivalents as of January 1, 2021 totaled $152.5 million, up $24.2 million compared to $128.3 million at the end of the third quarter of 2020. The sequential increase from the third quarter is primarily attributable to $19.6 million in cash generated from operations. As we look ahead in 2021, we anticipate increasing our CapEx spending as we continue investment in expanding our manufacturing capacity, footprint, scaling production for our new VIVA lens and infrastructure scalability. For the full year 2021, we anticipate total CapEx spending to be in the range of $15 million to $20 million.

Finally, STAAR will be participating in the Credit Suisse Virtual West Coast Investor Bus Trip on March 22nd and we look forward to speaking with many of you there.

This concludes our prepared remarks. Operator, we are now ready to take questions.

Questions and Answers

Operator

[Operator Instructions] We have your first question from Chris Cooley from Stephens. Your line is open.

Exhibit 99.1

Chris Cooley -- Stephens -- Analyst

Good evening. Hope everyone is well. I guess my first two, and then I'll hop back in queue. When you think about the growth that you saw in the second half of the year, clearly a strong rebound there, Caren, on the ICL front. But didn't hear just a reiteration of kind of the long-term targets. And I realize you don't have guidance for '21 formally, but just when we think about unit growth longer-term for the ICL, just curious if what you're seeing now is still keeps those long-range plan targets within reach? And then, what gives you confidence along that just off the base business? And I've got a follow-up.

Caren Mason -- President and Chief Executive Officer

Sure. Thank you very much, Chris. We definitely are very confident around momentum in the business as, obviously, we're seeing a lot of the great trajectory in the second half of 2020 continue into 2021. So, you look at our long-term commitment three-year growth rate of 25%, and 35% ICL unit growth at the end of 2022. We're very committed to achieving those growth levels. Ideally, as we look at 2021, we think about, obviously in the first half, very fine growth year-over-year. We talked a little bit about when we look at sequential growth. We'll retain the seasonality. But when we look at year-over-year growth, especially in the first half, we [Indecipherable] to be very healthy. And then as we project in [Indecipherable] half of the year, we have a number of priorities either with EVO Viva addition and in the fourth quarter with EVO in the U.S. to even add on to what we think will be very healthy growth in 2021.

Patrick F. Williams -- Chief Financial Officer

Chris, maybe I can just add something with our prepared remarks, that we said, it will give, hopefully, a very strong signal of our longer-term confidence. And I talked about the capex spend, where we are increasing it in 2021, is a really scaling year for us or a scalability year of about $15 million to $20 million, which is about twice of what we did in 2020. So hopefully, that's another strong signal by us that we have a lot of confidence in where we think this business can go over the next several years.

Chris Cooley -- Stephens -- Analyst

That's great. I appreciate it. Thank you so much. And then just for my second question, Patrick, I really appreciate all the granularity you provided down through the middle of the income statement, and also as it pertains to the gross line as we think about 2021, it really helps. I'm curious, though, as you make these understandable investments in infrastructure and personnel, getting ready for the launch of Viva in the fourth quarter here in the United States, and obviously, the continued ramp-up of Viva abroad and then hopefully, here in the U.S. shortly thereafter; when we exit '21, I'm just curious, are we at the spend rate where -- or I should say, is the company at the spend rate at that point where you can start to drive leverage? Or is that just the initial kind of personnel need you'll need to further continue that kind of operating spend step-up in the year thereafter as we think about building out the commercial infrastructure here in the U.S.? And it sounds like China as well now. Thank you.

Patrick F. Williams -- Chief Financial Officer

Sure. It's a good question; and certainly, Caren can add on. I think it's a little early for us to give, I would say, some of those longer-term projections since we're awaiting the U.S. approval, and we're starting to see the penetration within some of the other markets, including getting our beginnings of Viva right in Europe and then, hopefully, as we spread that out throughout the world. So I think what you've seen in the model is that it's a fairly simplified model -- leveraged on a fairly nominal, what I would say, revenue scale compared to peer groups or other medical device companies that are in a high-growth stage like we are. So I'm very confident in our ability to have expansion. I would expect you will see expansion as we move forward through the years. We've got a nice tailwind related to our gross margins as in relation

Exhibit 99.1

to geography mix. As a reminder, that the U.S. coming onboard, it will be a direct market. It's one of the larger or more premium markets out there from an ASP standpoint. And so we're going to get a nice tailwind over the next several years related to building out that market. And then, some of the other direct markets as well, including Viva, which is right now a premium product for us compared to our current EVO lens. So that does not keep me up at night, any sort of operating margin expansion. So we feel very good about the ability to move forward. With all that said, we will hold off and know people are eager to see kind of what does this look like since our last Investor Day. We're looking forward to doing an Investor Day at some point in the not-so-distant future. And you can expect we'll give some future looks not only on the sales side but through some of the leverage in the P&L.

Operator

We have your next question from Anthony Petrone from Jefferies. Your line is open.

Anthony Petrone -- Jefferies -- Analyst

Thanks. Good afternoon, everyone. I hope everyone is staying healthy. A couple of questions. One would be on Viva, one on U.S. EVO, and then one for Patrick, just on distributed trends. On Viva, and maybe just an update on expectations for the full-scale European launch at ESCRS, the European cataract meeting later this year. What are the latest thoughts there just as we continue to navigate COVID? So that would be question one. And more so, what does that full-scale launch look like? Will there be more direct sales reps added ahead of that? And then, also in regards to DTC, will you ramp that up ahead of the ESCRS meeting later this year? The second question on EVO timelines would be similar. Should we expect a ramp in DTC and sales force ahead of that? And then, I'll have a follow-up for Patrick. Thanks.

Caren Mason -- President and Chief Executive Officer

Okay. When we talk about Viva, EVO Viva in Europe, our goal is to continue to add surgeons who are certified and doing very well with our EVO [Indecipherable] lenses throughout Europe over the next six-plus months. And during that time, we continue to add, which we've already begun. We already have initial commentary on what works and what we can advise surgeons to do to well-prepare patients for their expected visions near, intermediate, and distance. We should have that playbook ready to go for all surgeons who are in approved markets probably by, I would say, September. We were thinking of doing an experts meeting, which we do every year, a few days before ESCRS, having the Viva lens and playbook being the primary discussion points with surgeons on the podium who would be able to share their pearls as well as the patient experience and the direct-to-consumer experience. We are hesitating a bit on the timing, not because we won't be ready, but because we're really not sure yet whether the Amsterdam meeting is going to take place in terms of an in-person meeting rather than virtual. And we would really prefer to roll this out, if we can, either in a combined hybrid virtual in-person meeting or an in-person meeting. There's so much to share. When you're at one of our experts meetings and there are 350 people in the room, and everyone is trying to grab the microphones to share their experiences, it's truly exciting and something we think Viva deserves. So we'll see what the timing will be of the experts meeting to roll out Viva with our leading surgeons around the world in approved markets. With regard to adding salespeople, we definitely are adding direct, indirect markets. And we have been very, very good at building new hybrid markets, such as in Benelux, France, and Italy. And we have done a good job of upgrading distributors where necessary. All three-direct, hybrid, and distributors-will be managing the Viva rollout.

In terms of EVO in the U.S., we have a full rollout that is already in approval phases. We have been hiring people in the U.S. who are really strong as strategic account management. We have a number of

Exhibit 99.1

exceptional programs that we'll be rolling out that have been very successful in Europe and in China, both from social media, from digital marketing, as well as testimonials and individuals who are very well-respected share their EVO experience. So the U.S. will be a exceptional market, we believe, for consumer outreach. And in each of the markets in the United States, where we will be rolling out the EVO lens with significant and strong partners who are strategic partners of STAAR, who are KOLs, who are in big practices with lots of refractory procedures a year, all of that is being planned to be ready and available for fourth quarter.

Anthony Petrone -- Jefferies -- Analyst

Thank you so much. If I can, just for Patrick, can you maybe walk us through how distributor destocking and restocking kind of played out exiting 2020 and how those trends will play out in the first half of 2021? Thank you so much.

Patrick F. Williams -- Chief Financial Officer

Yes. So we got quite a few questions about that. And I think what everyone needs to take away is that there's no unusualness to the business from a stocking-destocking, etc. What we see at the end of the year is what I would call a normal pattern of the business where some of the distributors are looking to make sure that their levels are appropriate across the different SKUs, right? And so they're really looking to right-set that. And so we saw a little bit of that in some of the larger distributors like we have in China, the single one we have there. But people shouldn't read any more into that. We're normal course of business. We're moving forward. There's a lot of momentum in the business right now. Everyone's ordering, direct markets, distributor markets, etc. so everything is really running at a normal pattern.

Anthony Petrone -- Jefferies -- Analyst

Thank you.

Operator

We have your next question from Brian Weinstein from William Blair. Your line is open.

Andrew Brackmann -- William Blair -- Analyst

Hi. Good afternoon. This is Andrew on today. Thanks for taking the question. Maybe we can start on U.S. market dynamics here. Caren, you've sort of always talked about the core demographic for EVO in Asia as sort of being that bucket of [Indecipherable] young professionals with a higher level of disposable income. So maybe as we think about the U.S. market here, can you just give us a little bit of an idea of how you view the demographic here for that product? And as a corollary to that, any differences in how we should be thinking about maybe some consumer macro sensitivity to the product here versus other areas around the globe?

Caren Mason -- President and Chief Executive Officer

Thank you for joining us, Andrew. And answer to your question, yes, we do believe the demographic holds globally, 21 to 35-year olds, many of whom [Indecipherable] daily contact lenses and glasses more than they would like, a strong interest in having visual freedom that [Indecipherable] able in the workplace; through exercise, sports, and outdoor activities, just be totally free to do whatever they need to do without any dependence on a vision correction apparatus. So we expect that to continuing to be very strong. We believe that the U.S. consumer is especially interested in lenses that have such great benefits, such as the ability to be upgraded. The fact that there is no dry eye syndrome. The fact that there's exceptional night vision. And also an explanation that this is quiet in the eye and biocompatible. And so I think, with all the tremendous strength, which are picked up so beautifully in social media

Exhibit 99.1

around the world as really excited and happy recipients of the EVO lenses love sharing their stories. So we expect that to happen in the U.S. and maybe even be more aggressive in that we have the greatest consumers in the world in the United States. And I think that, in terms of going forward, our enthusiasm for being prepared and ready for a consumer world in the United States that becomes aware of EVO, I know that we're there.

Andrew Brackmann -- William Blair -- Analyst

Great. Thank you, Caren. That was very helpful. And then I guess, maybe a question on cash here. Obviously, what a difference a couple of years makes for you guys, and certainly, congrats to the team for all the cash flow generation over the last couple of years. But now, I guess, with over $150 million sort of on the balance sheet, and recognizing, Patrick, you gave a lot of good color on the internal investments here, we did notice that shelf that you have. So maybe, I guess, bringing it out bigger picture here, can you talk maybe some longer-term strategic functions that you might be investing in behind what you've outlined today? Or even maybe some thoughts on M&A that might make you want to tap into that shelf? Thanks for the question.

Patrick F. Williams -- Chief Financial Officer

Yes. No, great question, and I'm actually just kind of glad you brought it up. People should not be reading into the shelf other than that it is just good corporate governance. Public companies should have a shelf that's registered in currents at all times. So that would be my response related to the shelf.

In terms of capital deployment, etc., in my short time here, and you can look back, the company has done just an incredible job of generating nice cash flow, once again, what I consider to be off of a smaller revenue base compared to other high-growth companies. And so I think that's a testament to the discipline that we have in making good investments as well as the simplicity and beauty of the model that we have and our ability to penetrate. We'll continue to make investments, primarily in the sales and marketing side as we talked about, to drive market share, but we will continue to believe that we can generate the cash. So at this point, we've got a healthy balance sheet, no debt to speak of, and we're in a good space to grow our business organically. And I think from that standpoint, that will be our answer unless something else pops up, but we've got early innings in terms of where we're on in the EVO business. And so we're very excited and have the capital means to support that.

Operator

We have your next question from Bruce Jackson from The Benchmark Company. Your line is open.

Bruce Jackson -- The Benchmark Company -- Analyst

Hi. Good afternoon. Thanks for taking my question. I'd like to go back to a comment you made during your prepared remarks about the product mix now being tilted more toward the low diopter lenses. And I was wondering if you got there with any actions in price or promotion? And what other further actions you might take to get more of a low diopter mix because you're coming up against the Lasik procedures where price might become a factor? I'd like to get your thoughts just generally on that.

Caren Mason -- President and Chief Executive Officer

Sure. Thank you, Bruce, for joining us. In terms of what we have done over the past few years to encourage the lower diopter ranges for the refractory patient, first of all, on the pricing front, for spheric lenses only, did have the lesser cost associated with those lenses for the surgeon with their choice as to whether or not they wanted to pass that advantage on to a patient to further encourage them to go with lens rather than a Lasik procedure. At the same time, and I think this is really important, a number of our strategic partners around the world and KOLs did clinical validation studies and presented papers

Exhibit 99.1

about the fact that the lower diopter patient is equally well served as the higher diopter patient with outstanding results. And then, we also make sure that, in the societies in major countries which we talked about before, such as Japan and Germany, the standard of care has really been reflected these changes in practice patterns for lens-based practices by moving approval levels from maybe a minus eight or minus nine, down from minus three; and, in certain instances, down to minus 0.5. So it is a combination of clinical validation, backing by the leading KOLs with [Indecipherable] society, standard of care, and then by properly pricing to incentivize the surgeon and the patient to look at the ICL as always premium in primary and will be more expensive than laser vision, but we believe deservedly so, but narrowing the gap a bit.

Bruce Jackson -- The Benchmark Company -- Analyst

Okay. That's great. Very helpful. And then if I could just get one more question in about China. Coming out of the Chinese New Year, if you could just give us a little color around how things are developing and how it relates versus your plan for the year?

Caren Mason -- President and Chief Executive Officer

We're very excited about China's high enthusiasm with our lens. And it's a result of that, yes. After Chinese New Year, we already are picking up to levels at or above where we were prior, and our growth trajectory in China to be very strong. We're very excited about Q1 and getting ready for the real busy season in Q2 and Q3. So things are just going very, very well in China.

Bruce Jackson -- The Benchmark Company -- Analyst

Alright. Fabulous. Thank you very much.

Caren Mason -- President and Chief Executive Officer

Thank you.

Operator

We have your next question from Ryan Zimmerman from BTIG. Your line is open.

Ryan Zimmerman -- BTIG -- Analyst

Thank you. Thank you for taking the question. I appreciate it. Just maybe a follow-up around some of the pricing trends. It was up about a little over 5%, I think, and just some of the best we've seen in a while. And Patrick, maybe if you want to chime in, just kind of how to think about pricing into '21? And what was the result in the quarter here? Was it a function of geography, of lens type, maybe more Torics? Just help us understand that and maybe how you think that plays out, particularly in '21 with all of the new products that you are potentially introducing really in the later part of the year?

Patrick F. Williams -- Chief Financial Officer

Yes, sure -- Go ahead Caren.

Caren Mason -- President and Chief Executive Officer

I'll take it. So where we really are is that Toric is becoming a bigger part of mix in almost every market. There's just tremendous enthusiasm in bringing patients in who have traditionally and to this day not had very good options if any if they need a Toric lens. And so we're getting a lot of demand, even more than usual in Asia as a percentage. In some cases, we're moving beyond 47% to 50% or above 60% per Toric. That obviously benefits us in terms of ASP.

Exhibit 99.1

In terms of price around the world, we are marketing based on what we think is the value story. We also work very diligently with our partners on our strategic commitments. And so we ask our partners to grow their businesses in excess of 20% to 30% on average in terms of what they are going to commit to in return for a lot of what we provide. But definitely, in terms when you add mix and when you add much increasing volume, and a consistency around the way we sell and the way we reward, we expect this positive pricing trend to continue and advantage us in 2021.

Ryan Zimmerman -- BTIG -- Analyst

Okay. That's very helpful. And I don't know if, Patrick, you have anything else to add on that one and before I ask another one?

Patrick F. Williams -- Chief Financial Officer

No. She hit it on the head.

Ryan Zimmerman -- BTIG -- Analyst

Okay. Great. And then, Caren, just another one. With the EVO launch over the course -- really in the back half of '21 in the U.S., given the number of physicians that are currently implanting Visian, how do you expect adoption to play out with EVO in the U.S.? Should this mimic kind of how Viva is going right now? Or do you expect all those physicians that are in the U.S. to adopt Evo, let's call it, day 1? Just trying to get a sense for how quickly kind of out the gate you could have sales on that lens in the U.S.

Caren Mason -- President and Chief Executive Officer

So different story with movement from Visian ICL without the central port to EVO Visian ICL versus Viva. Myopia and distance vision correction is straightforward. And so what we expect is that, right out of the gates, there will be enough surgeons who've either participated in a clinical trial or already KOLS or already signed strategic partners or who have very successfully joined us in refractive restart over the last several months.

We have surgeons who are committing to almost exclusively lens-based and others to expect that their percentage of laser vision correction procedures versus ICL procedures will flip. So if they were 70/30 before laser vision, it will be 70/30 EVO. So expect a much faster adoption, a much stronger prospect at the gate with Viva on purpose because it is a multi-refractive correction procedure. It just from every possible vantage point. When you have a great lens like ours, you want to make this as simple as possible.

Very few surgeons have done refractive presbyopia. So this is a whole new game to be able to do this wonderful lens without doing an inlay or a clip on the cornea. So we are taking our time to have an extraordinary experience when all surgeons can handle Viva. So bottom line is stay tuned.

With the FDA approval in the U.S., we expect to have a great launch.

Operator

I'm showing no further questions at this time. I would now like to turn it back to Ms. Caren Mason, President and CEO, for any closing remarks.

Caren Mason -- President and Chief Executive Officer

Exhibit 99.1

Thank you, operator, and thanks, everyone, for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. We appreciate your interest and investment in STAAR surgical. Please take good care, and all the best to all of you.

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